EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

between

PHOTOMEDEX, INC.

and

PRI MEDICAL TECHNOLOGIES, INC.

dated

August 1, 2008

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is made this   1st   day of August, 2008 by and between PRI Medical Technologies, Inc., a  Nevada corporation (“PRI”), having a business address at 10939 Pendleton Street, Sun Valley, CA 91352, and  PhotoMedex, Inc., a  Delaware corporation (“PHMD”), having a business address at 147 Keystone Drive, Montgomeryville, PA 18936.

W I T N E S S E T H :

WHEREAS, PHMD desires to sell, assign and transfer to PRI, and PRI desires to purchase and acquire from PHMD, certain assets and properties of the Surgical Services Segment of its  business (the “Division”) of PHMD as hereinafter described, upon the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the premises and covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1.                      Sale of Assets.

(a)	Acquired Assets. PHMD hereby sells, assigns and transfers to PRI, and PRI hereby purchases from PHMD, the following assets, rights and properties relating to the Division free and clear of any encumbrances other than as specified herein. On the Closing Date, the following assets will be sold:

(i)The accounts receivable relating to the Division, as listed and subject to the terms on Schedule 1(a)(i), which list contains a complete list of all accounts receivable as of July 30, 2008 that is accurate in material respects, and that will be updated, within 5 business days of the execution of the Agreement, to be accurate in material respects as of the Closing Date, and subject to closing and post-closing adjustment as described in Schedule 1(a)(i);

(ii)           The inventories used by the Division in the provision of the surgical services, as listed and subject to the terms on Schedule 1(a)(ii), which list contains a complete list of all inventories as of July 30, 2008 that is accurate in material respects, and that will be updated through a physical count to be conducted on August 8, 2008, and reconciled within 5 business days of the count, to be accurate in material respects as of the Closing Date, and subject to closing and post-closing adjustment as described in Schedule 1(a)(ii);

(iii)           The equipment, accessories and other fixed, physical assets used by the Division, as listed and subject to the terms on Schedule 1(a)(iii), which list contains a complete list of all equipment, accessories and physical assets as of July 30, 2008 that is accurate in material respects, and that will be updated by a physical count on August 8, 2008, as described in Schedule 1(a)iii), and reconciled within 5 business days of the count, and subject to post-closing adjustment as described in Schedule 1(a)(iii); and

(iv)           The intangible property rights relating to the
Division, as listed and subject to the terms on Schedule 1(a)(iv) as of the execution of this Agreement and that will be updated as of the Closing Date.

All of the above described assets are hereinafter sometimes collectively referred to as the “Acquired Assets.” The foregoing Schedules, and all subsequent Schedules, shall be treated by the parties as confidential.

(b)                 Delivery of Certain Rights, Properties and Information to PRI.  In connection with the transfer of the Acquired Assets, PHMD has heretofore or will promptly deliver to PRI all of the other rights, properties and information in its possession which are listed on confidential Schedule 1(b) hereto. The information shall be shipped, if not already shipped, to PRI collect by motor freight no later than 30 days after the Closing Date. PHMD shall be entitled to retain a copy of such information for archival purposes.

2.                      Purchase Price; the Closing.  The purchase price for the Acquired Assets and related rights, properties and information transferred under Section 1(b) shall be as set forth on confidential Schedule 2 (the “Purchase Price”). PRI will be using the Acquired Assets (e.g. lasers) for rental to customers and, therefore, will present to PHMD suitable exemption certificates, in form satisfactory to PHMD, in order to exempt from sales tax the sale and purchase of the Acquired Assets under Section 1(a) and for the transfer and/or assignment of rights, properties and information under Section 1(b).

(a)           Payment.   Payment of 90% of the Purchase Price, plus or minus closing adjustments, shall be made to PHMD by wire transfer on the Closing Date, in accordance with the wire transfer instructions set forth on confidential Schedule 2(a). The remaining balance of the Purchase Price shall be made as a post-closing adjustment upon receipt by PRI of the physical count of the inventory and of the lasers, lithotripters and vehicles, per Schedules 1(a)(ii) and 1(a)(iii).

(b)       Allocation of Consideration. Two  (2) days prior to Closing, the parties will agree to an allocation of the Purchase Price among the Acquired Assets and the rights assigned to PRI under Section 1(b). The allocation will be attached to this Agreement prior to Closing as confidential Schedule 2(b). The parties hereto will adhere to such allocation for all purposes, including without limitation federal and state income tax purposes. PRI and PHMD agree to cooperate in preparing and filing IRS Form 8594 reflecting that allocation.

(c)           Assumption of Liabilities.  PRI assumes no debts or trade payables of the Division existing as of, and incurred prior to, the Closing Date. PRI shall assume only those operating leases under which PHMD rents certain fixed assets as set forth in Schedule2(c) and any other liabilities incurred by the Division on or after the Closing Date, including without limitation all maintenance obligations relating to the Acquired Assets and all operating expenses of the Division.

(d)           The Closing. The purchase and sale provided for in this Agreement (the “Closing”) will take place at a location agreed in writing by the parties, commencing at 10:00 a.m. (local time) on the date that is five (5) business days following the satisfaction or waiver of the conditions set forth in Section 3, unless the parties otherwise agree, but in no case will the Closing take place later than August 15, 2008.  The parties contemplate that the date of execution of this Agreement will be August 1, 2008, that the execution of this Agreement will be announced in press releases on August 4, 2008, and that the Closing will be on August 8, 2008. PRI and PHMD contemplate that a joint call will be made, no sooner than the close of the Nasdaq market on the evening of Monday, August 4, 2008, to the Division employees announcing the execution of this Agreement. The date on which the Closing occurs shall be deemed to be the “Closing Date.” All income and expenses from the Division business arising after the Closing Date shall belong to PRI; all income and expenses from the Division business arising on or before the Closing Date shall belong to PHMD.

3.           Conditions Precedent to Closing; Deliveries at Closing.

(a)           Conditions Precedent to Closing. The Closing of the proposed transaction will be subject to the following conditions:

(i) At Closing, there will have been no material adverse changes in the business, operations, properties, prospects or condition (financial or otherwise) of the Division;

(ii) The proposed transaction will have been approved by (1) the Board of Directors of PHMD and (2) the Board of Directors of PRI;

(iii) Receipt of all necessary consents and approvals of governmental bodies, lenders, lessors and other third parties;

(iv) Absence of pending or threatened litigation regarding this Agreement or the transactions to be contemplated thereby;

(v) Employment agreements conforming to the standard form set forth in Schedule 7(g), prepared and procured by PRI and signed by Stewart Jaffe, Tracy Hunt, Walter Reddick, Todd Dahlman and Michael Philipovich;

(vi) Receipt of evidence of recorded UCC3’s; and

(vii) Receipt of evidence that the physical counts described in Schedules 1(a)(ii) and 1(a)(iii) have timely occurred.

(b)           PHMD’s Deliveries.  At the Closing, PHMD will deliver:

(i) a bill of sale and assignment in substantially the form attached hereto as Schedule 3(b)(i), executed by PHMD, conveying in the aggregate all property included in the Acquired Assets on confidential Schedules 1(a)(i), (ii), (iii) and (iv);

(ii) an assignment and assumption agreement, executed by PHMD, in substantially the form attached hereto as Schedule 3(b)(ii) assigning to PRI all of PHMD’s respective right, title and interest in and to each of the rights, properties and information assumed by PRI under Section 1(b), including without limitation the titles and registrations of the vehicles of the Division;

(iii) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance, executed by PHMD, as may reasonably be requested by PRI, each in form and substance satisfactory to PRI;

(iv) evidence that the Acquired Assets are free of liens and encumbrances, except as set forth in Schedule 3(b)(iv);

(v) landlord’s consents to PHMD’s assignment of the Division’s Real Property Leases (as defined in Section 5.6), or failing any such consent, PHMD’s sublease of such lease to PRI in lieu of assignment, if permitted under the terms of such Real Property Leases;

(vi) a Supply Agreement in accordance with Section 4 hereof;

(vii) the agreement of Michael R. Stewart referenced in Section 7(e)(ii);

(viii) authorization under Section 7(a) to PRI to negotiate checks made payable to PHMD for accounts receivable listed in Schedule 1(a)(i) or for accounts receivable arising on or after the Closing Date which were earned by PRI;

(ix) evidence that the physical counts described in Schedules 1(a)(ii) and 1(a)(iii) have taken place; and

(ix) Certificate of PHMD’s Secretary or Assistant Secretary evidencing the resolutions of the Board of Directors of PHMD authorizing the transactions contemplated by this Agreement.

After the Closing, PHMD will deliver:

(x) the Financial Statements described in Section 5.3 will be delivered by PHMD within 60 days after the Closing Date, to allow PRI time to file the same with the Securities and Exchange Commission;

(xi) evidence that vacation pay accrued to the Closing Date has been paid out to Division employees in the final payroll of PHMD for Division employees following Closing; and

(xii) payment of any post-closing adjustment that may be necessary, the first such payment to be made no later than August 15, 2008.

(c)           PRI’s Deliveries.  At the Closing, PRI will deliver:

(i) the payment of the Purchase Price to PHMD, net of any closing adjustments;

(ii) reimbursement to PHMD of security deposits, as set forth in Schedule 7(h), reimbursement of any extant  amounts prepaid by PHMD for third-party maintenance contracts for the Division, as set forth in Schedule1(a)(iii) at para. (ix);

(iii) suitable sales tax exemption certificates as described in Section 2, in form satisfactory to PHMD;

(iv) copies of the five employment agreements described in Section  3(a)(v); and

(v) Certificate of PRI’s Secretary or Assistant Secretary evidencing the resolutions of the Board of Directors of PRI authorizing the transactions contemplated by this Agreement.

After the Closing, PRI will deliver:

(vi) payment of any post-closing adjustments that may be necessary, the first such payment to be made no later than August 15, 2008.

4.                      Agreement to Supply.  (a) PHMD agrees, in accordance with a separate Supply Agreement in the form set forth in confidential Schedule 4(a), to continue to supply PRI with LaserPro® diode laser systems, LaserPro® CTH holmium laser systems and UniMax® micromanipulators and fiber delivery systems of PHMD’s own manufacture. PHMD further agrees, in accordance with the same Supply Agreement, to continue to provide field and depot maintenance services for the lasers of its own manufacture and those manufactured by Trimedyne in the Division. (b) Where PHMD has not provided such services, PHMD shall inform PRI of its third-party vendors set forth in Schedule 4(b) and, at PRI’s request, endorse to such vendors that they continue to supply such services to PRI.

5.                      Representations and Warranties of PHMD.  PHMD represents and warrants to PRI as follows, with respect to, and solely with respect to, the Acquired Assets and the Division:

5.1           Organization and Qualification of PHMD.  PHMD is a corporation duly organized, validly existing and in good standing under the laws of Delaware. PHMD has full corporate power and authority to conduct the Division’s business as it is presently being conducted by the Division. PHMD does not do business in any jurisdiction where the failure to be qualified to do business has had a material adverse effect on the Division’s business or the Acquired Assets, it being understood that PRI must secure its own permits, licenses, qualifications and the like to conduct the business of the Division.

5.2           Authorization.  PHMD has all requisite corporate power and authority to execute and deliver this Agreement and any ancillary agreements, and all other instruments and certificates to be delivered at the Closing, and to consummate the transactions contemplated by such agreements and to perform its respective obligations under such agreements.  The execution and delivery of this Agreement and any ancillary agreements by PHMD and the other agreements, instruments and certificates to be delivered at the Closing, and the consummation by PHMD of the transactions contemplated by such agreements have been duly approved by the Board of Directors of PHMD.  No other actions on the part of PHMD are necessary to authorize this Agreement, any ancillary agreements or the other agreements, instruments and certificates to be delivered by PHMD under this Agreement or the ancillary agreements, or the transactions contemplated by such agreements.  This Agreement and the other agreements, instruments, certificates and documents to be delivered by PHMD, including any ancillary agreement, have been (or, if to be executed or delivered after the date of this Agreement, will be) duly executed and delivered by PHMD, and are (or, when executed, will be) legal, valid and binding obligations of PHMD, enforceable against PHMD in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, and other similar laws affecting creditors’ rights generally and by equitable principles.

5.3           Financial Statements. (a) The financial statements of the Division for the period ended December 31, 2007 that are to be provided by PHMD to PRI and which are to be delivered after Closing (the “Financial Statements”) (i) will have been prepared, based on management reports, substantially in accordance with GAAP that was consistently applied  as of the date or for the period covered thereby, but without accompanying footnotes, and (ii) will fairly and adequately represent the assets, liabilities, and the financial position and financial results (P&L) of the Division as of the date, or for the period, set forth on the Financial Statements. PRI further requires that it receive the Financial Statements in full accordance with GAAP and that the Financial Statements should be audited by an independent auditing firm and further requires unaudited quarterly statements of the Division for 2007, and for such quarters in 2008 (e.g. first and second quarters) as may be required by the Securities and Exchange Commission, all to be compiled and reviewed, in order to fulfill SEC reporting obligations, then at PRI’s request and on PRI’s behalf, PHMD shall engage its independent auditors to perform such audit, compilation and review, and the expense of such work shall be borne by the parties as follows: the first $10,000 by PHMD, then the next $27,000 by PRI, and any additional costs by PHMD.  PHMD shall provide to PRI the unaudited results of operations of the Division from July 1, 2008 to the Closing Date, and the unaudited balance sheet of the Division as of the Closing Date, but prior to the Closing itself.  (b) PHMD represents to PRI that the accounting reports (i.e. profit and loss statement and balance sheet) which PHMD provided to PRI for the Division as of, and for the periods ended, December 31, 2007 and May 31, 2008, are management reports that PHMD generated for managing the business of the Division under the rules of segment reporting. PHMD further represents that, except as set forth in Schedule 5.3, such reports were materially accurate for purposes of management reporting and, with adjustments disclosed and discussed with PRI and set forth in Schedule 5.3, were materially accurate for use in segment reporting in PHMD’s financial statements.

5.4           Scope of Rights in Acquired Assets.  The rights, properties, and assets included in the Acquired Assets include substantially all of the rights, properties, and assets, of every kind, nature and description, wherever located that are presently used and have been generally used by PHMD in connection with the Division’s business or that PHMD believes are necessary to own, use or operate the Division as the same is presently conducted.

5.5           Ownership and Condition of Acquired Assets .  PHMD has, and at the Closing will have, good and marketable ownership or title (or in the case of leased personal property, a good and valid leasehold interest) to all of the Acquired Assets, including its intellectual property rights in and to the use of the common law trademark “SIS™” and of “PhotoMedex® Surgical Services™”, and all the properties and assets reflected in the Financial Statements, subject to no liens, claims, security interests or encumbrance except for permitted liens, claims, security interests or encumbrances.  PHMD owns exclusively, or validly leases or licenses, all Acquired Assets (including at least non-exclusive rights to all material intellectual property, tradenames, trademarks and service marks used in the Division) and all names and images that are or have been used in connection with the Division’s business. PHMD shall convey to PRI at Closing good and marketable title to the Acquired Assets, except as otherwise specified.  The Acquired Assets include all the assets, properties and rights used by PHMD to operate the Division’s business as currently conducted. Substantially all of the lasers, lithotripters and vehicles included in the Acquired Assets are in working condition and reasonable repair. All of the lasers encompassed within the Acquired Assets have been maintained in accordance with the Division’s standard  maintenance schedules. As to all other Acquired Assets, PHMD is selling same “as is, where is”.

  5.6           Real Property Leases.  PHMD is not conveying any real property to PRI.  Schedule 5.6 contains a complete and correct list of all written leases and subleases pursuant to which PHMD leases real property to or from any person (the “Real Property Leases”) and from which the Division conducts its business.  With respect to each Real Property Lease, PHMD represents to its knowledge that there are no liens or encumbrances in the leasehold interest that PHMD has by virtue of the Real Property Leases, except insofar as PHMD’s leasehold interest may have been subordinated to the interests of mortgagees on the real property in question.  PHMD enjoys, without material exceptions,  peaceful and undisturbed possession of all the leased real property covered by the Real Property Leases.  To the knowledge of PHMD, no portion of the security deposit under any Real Property Lease has been applied that has not been re-deposited in full.  Except as set forth in Schedule 5.6, PHMD has not received notice (and has no knowledge) of any special assessment proceedings affecting the leased real property that have not been resolved.  There is no pending or, to the knowledge of PHMD, threatened condemnation affecting any real property that is leased or used by the Division.  Except as set forth in Schedule 5.6, PHMD has not caused any work or improvements to be performed upon or made to any of the leased real property for which there remains outstanding any material payment obligation that could result in the imposition of any material encumbrance on the leased real property.  To the knowledge of PHMD, the current use and occupancy by PHMD of the real property and operation of the Division’s business at the locations of the real property does not violate in any material respect any applicable law, rule or regulation.  PHMD has not received any notice (and has no knowledge) of violation of any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting the real property occupied or used by the Division.

5.7           Contracts and Commitments.

(a)           Except for the contracts listed on Schedule 5.7 (the “Specified Contracts”), the Division is not a party to, nor is the Division or any of its Acquired Assets bound by, any:

(i)           contract for the employment of any person on a full-time, part-time, consulting or other basis or contract relating to loans to officers, directors or affiliates, except oral or written contracts for employment at-will or contracts that will be terminated at or prior to Closing;

(ii)           contract relating to any severance, golden parachute, stay bonus or similar contract with or for the benefit of any person engaged on a full-time, part-time, consulting or other basis requiring payments by PHMD upon the sale of the Division or otherwise;

(iii)           contract relating to borrowed money or other indebtedness (including any capital lease agreements) or the mortgaging, pledging or otherwise placing an encumbrance on any Acquired Asset;

(iv)           contract under which PHMD is lessor of, or permits any third person to hold or operate, any Acquired Asset;

(v)           assignment, license, indemnification, joint development agreement or other contract with respect to any tradenames, trademarks, and service marks or designs used by the Division;

(vi)           sales, distribution, dealer or manufacturer’s representative or franchise contract;

(vii)           contract prohibiting or restricting the Division from freely engaging in any business or competing anywhere in the world, or subject to a change of control provision;

(viii)                      contract with any Division supplier containing any provision permitting any party other than PHMD to renegotiate the price or other terms, or containing any pay-back, retroactive adjustment or other similar provision, upon the occurrence of a failure by PHMD to meet its obligations under contract when due or the occurrence of any other event if such Division contract involves annual consideration in excess of $5,000 or aggregate consideration in excess of $10,000, except where such failure gives the other party to the contract the right to terminate the contract and as a result of such right, the other party may seek to renegotiate any of such terms;

(ix)           contract for the Division’s committed future purchase of fixed assets or the maintenance of such fixed assets subject to future purchase or for the committed future purchase of materials, supplies or equipment involving annual consideration of $5,000 or aggregate consideration in excess of $10,000;

(x)           Division contract relating to joint ventures or other agreements involving a sharing of Division profits;

(xi)           Division contract relating to cleanup, abatement or other actions in connection with environmental liabilities;

(xii)           Division contract relating to any “lock-box” with any financial institution;

(xiii)                      Division guaranty, bond or similar contract;

(xiv)                      Division contracts that require the payment of royalties, commissions, finder’s fees or similar payments which involves in the aggregate annual consideration in excess of $25,000;

(xv)           contract limiting or restricting the disclosure of confidential information by PHMD; or

(xvi)                      material oral contracts not in the ordinary course of business that are binding on the Division.

 (b)           Materially complete and correct copies of each of the written Specified Contracts, including all amendments, waivers and modifications have been delivered, or will be delivered under Section 1(b), to PRI by PHMD. Except as set forth on Schedule 5.7, PHMD has not received notice of any breach or default under any of the contracts from any other party to the contracts, or sent notice of any breach or default under any of the contracts to any other party to the contracts.  To the knowledge of PHMD, no event has occurred that, with the giving of notice or the lapse of time, or both, would constitute a breach or default on the part of PHMD under any of the contracts; nor to PHMD’s knowledge, has any event occurred which with the giving of notice or the lapse of time, or both, would constitute a breach or default on the part of any other party to any of the contracts. Each contract that contains a change in control clause or otherwise requires the consent or approval of any person in connection with the transactions contemplated by this Agreement is appropriately identified as such on Schedule 5.7.

5.8           Permits.  To the knowledge of PHMD, PHMD has all material permits necessary for the conduct of, or relating to the operation of, the Division as now being conducted, except as set forth on Schedule 5.8.  To the knowledge of PHMD, except as set forth on Schedule 5.8, all permits of PHMD are valid and in full force and effect.  There is not now pending nor, to the knowledge of PHMD, threatened any action by or before any governmental authority to revoke, cancel, rescind, modify, or refuse to renew in the ordinary course of business any of such permits.  Except as set forth on Schedule 5.8, to the knowledge of PHMD, no notice to, declaration, filing or registration with, or permit from, any governmental authority, or any other person, is required to be made or obtained by PHMD in connection with the execution, delivery or performance of this Agreement or any ancillary agreements by PHMD and the consummation of the transactions contemplated by this Agreement.

5.9           No Conflict or Violation.  Except as set forth on Schedule 5.9, none of the execution, delivery or performance of this Agreement or any ancillary agreements, the consummation of the transactions contemplated by this Agreement or any ancillary agreements, or compliance by PHMD with any of the provisions of this Agreement or any ancillary agreements, will (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of PHMD, (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any written contract or, to the knowledge of PHMD, any permit or other instrument or obligation (i) to which PHMD is a party or (ii) by which the Acquired Assets are bound, (c) to the knowledge of PHMD violate, in any respect material to the business of the Division, any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award, or (d) impose any encumbrance on the Acquired Assets or the Division’s business.

5.10           Absence of Certain Changes.  Except as disclosed in Schedule 5.10, since January 1, 2008, PHMD has conducted the Division’s business only in the ordinary course consistent with past practice and there has not occurred: (a) any material adverse change with respect to the Acquired Assets or the Division’s business; (b) any damage to, destruction or loss of any Acquired Asset that is not covered by insurance and is not in the ordinary course of business and that would require expenditures in excess of $5,000 in the aggregate to repair or replace; (c) any change by PHMD in its accounting methods, principles or practices with respect to the Division except as required by any change in, or as appropriate to, GAAP; (d) any revaluation by PHMD of any of its Acquired Assets, including any writing down the value of inventory or writing off accounts receivable, except as such revaluation may happen in the ordinary course of business and consistent with past accounting practices; (e) any sale or disposition of, or encumbrance or security interest placed on, any Acquired Asset, except (1) sales or uses of inventory in the ordinary course of business and in a manner consistent with past practice and (2) dispositions of obsolete or worthless assets; (f) any execution or implementation of any employment, bonus, deferred compensation, severance or similar arrangement or agreement (or amendment of any such agreement) covering employees of the Division, or any increase in employee welfare or retirement benefits covering such employees of the Division, except as such may happen in the ordinary course of business and consistent with past practice, (g) any increase in the salary of any employee in the Division not in the ordinary course of business; (h) any labor dispute or any activity or proceeding by a labor union or labor representative to organize any employees of PHMD, or any lockouts, strikes, slowdowns, picketing, work stoppages or, to the knowledge of PHMD, threats thereof by or with respect to such employees; (i) any termination, or notice of termination, of any material written contract or, to the knowledge of PHMD, material permit, except as happens in the ordinary course of business; (j) any material failure that is inconsistent with past practice to pay the Division’s creditors or to collect debt or obligations owed to the Division or any material change in the Division’s selling, pricing or advertising practices; (k) any commitment to a third party for capital expenditures in excess of $5,000 that is not in the ordinary course of business; (l) any resignation, termination, death or material disability involving any of the Division’s employees, except as happen in the ordinary course of business; (m) any material adverse change in the amount, aging or collectibility of the Division’s accounts receivable or other debts due it or the allowances with respect thereto or in the Division’s accounts payable from those which are to be reflected on the Financial Statements.

5.11           Books and Records.  PHMD has made and kept (and given PRI reasonable access to) its books and records.

5.12           Litigation. Except as set forth in Section 5.12, there is no action, order, writ, injunction, judgment or decree outstanding or any claim, complaint, inquiry, suit, litigation, proceeding, hearing, dispute, arbitration, action, audit or investigation (whether by third parties or governmental agencies)  (collectively, “Actions”) pending, or to PHMD’s knowledge, threatened (a) involving, against, related to or affecting  PHMD with respect to the Division’s business or the Acquired Assets, or (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement or any ancillary agreements.  To the knowledge of PHMD, PHMD is not in breach or default with respect to, or subject to, any judgment, order, writ, injunction or decree of any court or other governmental authority that reasonably pertains to the Division, and there are no unsatisfied judgments not otherwise discharged by court order or an applicable statute of limitations, against PHMD, the Division’s business or the Acquired Assets.  Schedule 5.12 contains a brief summary of all material Actions involving, or related to, the Acquired Assets, or the Division’s business that are open as of the date of this Agreement, including, worker’s compensation claims, wage and hour claims or discrimination claims (including sex, age, race, national origin, handicap or veteran status discrimination claims).

5.13           Undisclosed Liabilities.  Except as is disclosed in Schedule 5.13, PHMD and the Division’s business have no material liabilities (absolute, accrued, contingent or otherwise), except those liabilities (a) to be reflected on the face or in the notes of the Financial Statements, (b) incurred since the date of the Financial Statements, in the ordinary course of business consistent with past practice, which are of the same general nature as those set forth on the face of the Financial Statements, or (c) incurred in connection with this Agreement.

5.14           Compliance with Law.  To the knowledge of PHMD except as shown in Schedule 5.14, during the 18 months preceding the date of this Agreement, PHMD, in the conduct of the Division’s business, has not violated in any material respect, and is in material compliance with, all applicable and material laws, statutes, ordinances, regulations, rules, orders, judgments, decisions and decrees of governmental authorities, relating to the Acquired Assets and the Division’s business. Except as shown in Schedule 5.14, during the last 18 months, PHMD has not received any notice to the effect that, or otherwise been advised that, PHMD is not in material compliance with any such statutes, regulations, rules, judgments, decrees, orders, ordinances or other laws.

5.15           Intellectual Property.  Except as set forth in Schedule 5.15, PHMD has the right to assign to PRI its rights to the common law trade name “Surgical Innovations & Services” and the common law trademark “SIS™” and has the right to license PRI to use the trademark “PhotoMedex® Surgical Services™” (the, “Intellectual Property”), which are material to, and for use in, the Division.  The trademark “PhotoMedex” is registered with the United Sates Patent and Trademark Office under Registration number 2575254. Except as set forth in Schedule 5.15: (i) PHMD possesses all right, title, and interest in and to, or a valid and enforceable license to use, as the case may be, the Intellectual Property, free and clear of any encumbrance; (ii) to the knowledge of PHMD, the legality, validity, enforceability, ownership, or use of the Intellectual Property by PHMD has not been, nor is currently being challenged, interfered with, or infringed upon, and to PHMD’s knowledge, it is not subject to any such challenge; (iii) to the knowledge of PHMD, PHMD’s ownership and/or use of the Intellectual Property has not, interfered with, infringed upon, misappropriated or otherwise violated any intellectual property rights of any third party; and (iv) except as set forth otherwise in this Agreement, the Intellectual Property will continue to be available for use by PRI from and after the Closing at no additional cost to PRI.

5.16           Employees.  There are no employment or severance or termination agreements, whether written or oral, accruing to the benefit of any person, except for agreements disclosed on Schedule 5.7 or those entered into pursuant to the terms of this Agreement. Set forth on Schedule 5.16 is a list of all persons currently employed by the Division, and that list states, with respect to such persons who are so employed, their current hourly rates of compensation, base salaries or other basis for and amount of compensation, their total 2007 Form W-2 compensation, their accrued and unpaid vacation and sick days and the commencement date of their employment.  Vacation pay (but not sick pay) accrued as of the Closing Date shall be paid out by PHMD in its next payroll period following the Closing Date.

5.17           [intentionally blank]

5.18           Labor Relations.  Except as set forth on Schedule 5.18, to the knowledge of PHMD, PHMD has complied in all material respects with all applicable requirements of governmental authorities pertaining to the employment of labor, including those relating to wages, hours, collective bargaining, employment discrimination, sexual harassment, worker’s compensation, and the payment of or withholding of taxes and there are no actions, suits, charges, complaints, proceedings, investigations or audits pending or threatened against PHMD in connection therewith.  There are no collective bargaining agreements relating to PHMD’s relationship with any employee.  PHMD has not recognized any labor organization, nor has any such organization been certified, as the exclusive bargaining agent of any employees of PHMD.  Except as set forth on Schedule 5.18, there has been no demand on behalf of any labor organization to represent any employees of PHMD, PHMD has no knowledge of any present efforts of any labor organization for authorization to represent any employees of PHMD, PHMD believes it currently has good relations with its employees, and there are no strikes, work stoppages or labor disputes pending or, to the knowledge of PHMD, threatened against the Division.

5.19           Environmental, Health, and Safety.

(a)           To the knowledge of PHMD, except as set forth in Schedule 5.19(b), at all times prior to the Closing, PHMD has complied in all material respects, and at Closing will be in compliance, in all material respects, with all Environmental and Safety Requirements applicable to the Division’s business, PHMD’s use and occupancy of any real property and/or PHMD’s ownership and use of the Acquired Assets, and PHMD has not received any notice, report, or information (including information that litigation, investigation or administrative action of any kind are pending or threatened) regarding any liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise), or any corrective, investigatory, or remedial obligations, arising under Environmental and Safety Requirements relating to the Division’s business or PHMD’s ownership and/or use of any of the Acquired Assets.  For the purposes of this Agreement, “Environmental and Safety Requirements” means all present requirements of any applicable governmental authority relating to the discharge of air pollutants, water pollutants, or process waste water or petroleum products or otherwise relating to health, safety, the environment or Hazardous Substances (as defined below), including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Occupational Safety and Health Act of 1970, as amended, the Federal Water Pollution Control Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, the Federal Clean Water Act, as amended, the Toxic Substances Control Act, as amended, the Federal Clean Air Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, and any and all other comparable state or local laws relating to public health and safety or work health and safety.

(b)           To the knowledge of PHMD, except as set forth on Schedule 5.19 (b), no Hazardous Substances have been or are currently located at, in, or under or about the real property or the leased premises in a manner which:  (i) violates in any material respect any applicable Environmental and Safety Requirements, or (ii) requires response, remedial, corrective action or cleanup of any kind under any applicable Environmental and Safety Requirements.  For purposes of this Agreement, “Hazardous Substances” has the meaning set forth in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and will also expressly include petroleum, crude oil and any fraction thereof.

5.20           Tax Matters.

Except as set forth on Schedule 5.20:

(a)           Taxes. PHMD has, to its knowledge, paid, and up to the Closing Date will have either paid or will have accrued for, all real property, personal property, sales, employment, franchise, state, federal, and local taxes of whatsoever kind or nature to the appropriate state, local and/or federal agencies and governmental entities, which have arisen or accrued in connection with the ownership and/or occupancy and/or use of the Acquired Assets, the real property, the leased premises and/or the Division’s business that are due prior to the Closing Date or that relate to periods prior to the Closing Date.

(b)           Filing of Tax Returns.  PHMD has timely filed, or caused to be filed, with the appropriate taxing authorities substantially all material returns (including information returns and other material information) in respect of taxes relating to the Division and required to be filed through or as of the Closing Date (except for any W-2, W-3, 940 that PHMD will file on a timely basis when due).  The returns and other information filed are complete and accurate in all material respects, including the characterization of compensation and the amount of deductions reflected thereon.  To the knowledge of PHMD, all of these tax returns are correct and complete.

 (c)           Audits, Investigations or Claims.  There are no pending or, to PHMD’s knowledge, threatened audits, investigations, claims or other actions for or relating to any additional liability of PHMD in respect of taxes relating to the Division, and there are no matters under discussion between PHMD and any governmental authority with respect to taxes relating to the Division.  To the knowledge of PHMD, there are no tax liens on any of the Acquired Assets, except for liens for current taxes not yet due and payable or liens not known to PHMD which may have arisen due to administrative errors.

5.21           Insurance.  PHMD will maintain from the date of execution of this Agreement until the Closing Date the policies of fire, liability, worker’s compensation, product liability and other forms of insurance that it has maintained from January 1, 2008. To the knowledge of PHMD, PHMD is not in material breach or default under any of such policies.

5.22           Governmental and Other Third-Party Consents.  Except as set forth on Schedule 5.22, to the knowledge of PHMD, no consent or approval of, notice to, or filing with any governmental authority or third person is required to be made by PHMD in order to consummate the transactions contemplated by this Agreement.

5.23           Brokers.  Except as described in Section 12, no person will be entitled to any brokerage commissions, finder’s fees or similar compensation arising out of or due to any act of PHMD in connection with the transactions contemplated by this Agreement.

5.24           Affiliate Transactions.  Except as set forth on Schedule 5.24, there are no contracts, agreements, arrangements or transactions between the Division and any affiliates, stockholders or employee of PHMD.

5.25           Possession of Assets Owned by Third Parties.  Except as set forth on Schedule 5.25, PHMD is not in possession or control of any proprietary information or other personal property that is owned by any other person or its vendors for use in connection with the Division’s business.

5.26           Customers and Suppliers.  Except as set forth on Schedule 5.26, to the knowledge of PHMD, no customer, supplier or other person with a material business relationship with the Division has any intention to cease or substantially reduce the use or supply of products, goods or services of or to the Division’s business or return any products or goods of the Division’s business, whether as a result of the Closing or otherwise. Except as set forth on Schedule 5.26, PHMD is not aware of any material customer issues or problems with respect to their relationship or business dealings with the Division. Attached as Schedule 5.26 is a list of all of the Division’s customers during 2007 and 2008 along with their respective gross sales volumes and the Division’s vendors during 2007 and 2008 to which the Division incurred $10,000 or more in expenditure.

5.27           Reports.  Except as set forth on Schedule 5.27, PHMD, to its knowledge, has timely filed all material reports, registrations and statements relating to the Division and required to be filed by it with any governmental authority and has paid all related fees and assessments due and payable.

5.28           Accounts Receivable.  The accounts receivable  which are being sold to PRI under Section 1(a)(i) and which are associated with the Division’s business as of the Closing Date, except as set forth on Schedule 5.28, (i) are valid and genuine; (ii) have arisen solely out of bona fide sales and performance of services and other business transactions in the ordinary course of business consistent with past practice; (iii) are, to the knowledge of PHMD, not subject to any material, valid defenses, set-offs or counterclaims; and (iv) are, subject to recorded bad debt allowances, fully collectible and payable at their face amounts.

5.29           Transfer of Ownership of Computer Databases and Customer Information.  On the Closing Date, PHMD shall sell, transfer and deliver copies, or otherwise make available, to PRI of all customer records, customer lists, contact information, billing records and computer data bases that are used in connection with and/or relate to the operation of the Division’s business, including any information stored on any media containing the names, addresses and other information relating to present and potential future customers of the Division, and where such information, including patient health information, is to be maintained, or has been maintained, by the Division as confidential, PRI will also maintain the confidentiality of such information.

5.30           Accuracy of Information.  No statement made by PHMD in this Agreement or in any document to be provided by PHMD to PRI hereunder contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading to PRI. PHMD is not aware of any occurrence or event or circumstance that would cause any of the representations and warranties contained herein not to be true and complete in all material respects on the Closing Date.

6.                           Representations and Warranties of PRI.  PRI represents and warrants to PHMD as follows:

            (a)           Organization and Good Standing.  PRI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

            (b)           Binding Effect.  This Agreement and each instrument executed by PRI in connection herewith are the legal, valid and binding obligations of PRI, enforceable against it in accordance with its terms.

            (c)           Authorization.  The execution, delivery and performance by PRI of this Agreement, the grant of the license hereunder and consummation of the transactions provided for herein, are within the corporate powers of PRI; have been duly authorized by all necessary corporate action, on the part of PRI; and do not contravene any law, regulation, judgment, decree, order or award relating to PRI or conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, lease, security agreement, or other agreement or instrument to which PRI is a party or by which PRI is bound.

            (d)           Consents and Approvals.  No consent of any other party and no approval or authorization of, or declaration or filing with, any governmental or regulatory authority is required for the valid authorization, execution and delivery by PRI of this Agreement.

7.                           Agreements of PHMD.  PHMD covenants and agrees with PRI as follows:

            (a)           Accounts Receivable. PHMD agrees that should any customers of the Division remit to PHMD payment of accounts receivable sold to PRI under Section 1(a)(i), PHMD shall, immediately upon knowledge of such receipt, inform PRI of the receipt and remit the payment to PRI within five (5) business days from the date on which such remittance  was made to PHMD by the customer. PHMD will provide written authorization to PRI to use the trade names of PHMD in order to negotiate checks sent by customers in payment of an account receivable sold to PRI hereunder. Given that some customer checks may include payment for other services of PHMD which were not provided by the Division, PRI will report to PHMD instances of such checks and remit to PHMD the portion of such checks not applicable to the Division and do so within five (5) business days from the date on which such remittance was made to PRI by the customer.

            (b)           Discharge of Certain Liabilities.  PHMD will discharge or otherwise be responsible for any claims (including without limitation employee and other workplace claims, environmental claims, vendor claims, customer claims or patient claims) arising out of and accruing to the Division’s business before the Closing Date.

            (c)           Release and Termination of Liens.  On or before the Closing Date, PHMD shall cause (i) the release and termination of all liens in force of any person on any of the Acquired Assets, except for those obligations or contracts which PRI assumes under Section 2(c) or those liens in force which PRI specifically agrees may be released by some different date, and (ii) the execution and delivery to PRI of all UCC-3 financing statements or the equivalent under the legal requirement of the jurisdiction, state or country in which the Acquired Assets are located, and such other documentation, in form and substance satisfactory to PRI.

            (d)           Insurance. PHMD shall obtain and maintain at least $2 million of liability insurance covering the trailing liabilities of the Division.

(e)   Noncompetition and Confidential Information.

(i) Business of Division.  Prior to the execution of this Agreement, (1) PHMD was engaged in the Division’s business utilizing various marketing techniques to sell its products and services to customers, (2) PHMD maintained a database with the names, addresses, and other information relating to such customers and potential customers who are or may be customers of the Division’s products and services, (3) the scope of PHMD’s business encompassed the United States, but the scope of the Division’s business was in certain regions and areas of the United States, and (4) PHMD is among a limited number of persons and/or entities that have developed specialized expertise in, and have been engaged in, the business carried on by the Division which has brought them  into close contact with trade secrets and proprietary information concerning the Division’s business which are confidential in nature, not readily ascertainable, and which could not, without expense and difficulty, be obtained or duplicated by others who have not been able to acquire such information by virtue of employment by or close association with PHMD.

(ii) Noncompete.  PHMD acknowledges and agrees that during the six-year period following the execution of this Agreement, PHMD shall not, and will not permit its employees or agents to, directly or indirectly compete or interfere with PRI with respect to, and only with respect to, the customers or business of the Division as existing on the Closing Date and sold to PRI. Neither will PHMD engage an investee, agent or independent contractor to directly or indirectly compete or interfere with PRI with respect to, and only with respect to, the customers or business of the Division as existing on the Closing Date and sold to PRI. Further, PHMD shall not solicit business for its Surgical Products Segment from those customers of the Division, as existing on the Closing Date, when the business of the Division was sold to PRI, in an attempt to dissuade those customers from continuing to receive those surgical services from PRI that they formerly received from the Division, it being understood, however, that PHMD may, through its Surgical Products Segment or its business Segments, continue to supply the existing customers of those other Segments. PHMD’s Chief Operating Officer, Michael R. Stewart, will also undertake over the same period of time those promises to PRI set forth in Section 7(e) that relate to direct competition, interference or solicitation but not to indirect competition, interference or solicitation. It is understood direct competition by Mr. Stewart includes his becoming an employee of a mobile competitor of the business of the Division as sold to PRI, subject to the limitations stated in this Section 7(e). Mr. Stewart’s promises shall be evidenced by his individual concurrence herein on the signature page of this Agreement, whether or not he remains employed by PHMD. The foregoing restrictions do not apply to technologies not existing in the business of the Division as of the Closing Date, nor to States in which the Division has not done business in the 12 months before the Closing Date. In the twelve months prior to the Closing Date, the Division has done business in Pennsylvania, New Jersey, Maryland, the District of Columbia, Virginia, Florida, Georgia, Alabama, Arkansas, Tennessee, Wisconsin and Illinois.

(iii) Injunctive Relief.  PHMD further acknowledges and agrees that: (1) the restraints imposed on PHMD pursuant to this Agreement are no greater than is reasonably necessary to preserve and protect PRI’s legitimate business interests in the ongoing business operations which PRI has acquired from PHMD for good and valuable consideration pursuant to this Agreement, (2) PRI is undertaking substantial obligations and paying substantial monetary consideration to PHMD for their covenants and agreements not to compete with PRI, (3) the restraints against competition outlined herein will not impose an undue hardship upon PHMD, and (4) that any violations of said restraints will be unfair to, and will irreparably injure PRI. Accordingly, PRI may, in addition to pursing its other remedies, obtain such equitable and injunctive relief (including, but not limited to, preliminary and permanent injunctions) from any court or competent jurisdiction, as may be necessary to enjoin any such violation of the foregoing restraints.

(iv) Confidential Information.  PHMD covenants and agrees that it shall not, at any time, disclose or use, directly or indirectly, on its own behalf or on behalf of any other person or entity, any confidential information or trade secrets of the Division or any of its clients or suppliers (or confidential information or trade secrets of PHMD which have been acquired by PRI pursuant to this Agreement) which it became aware of arising out of and relating to the Division’s business and/or the property or business of the Division, including, but not limited to, confidential information concerning and relating to marketing, distribution and sales methods, prices, customers  (or potential customers), suppliers, know-how, intellectual property rights, copyrights, trademarks or trade names; nor shall PHMD disclose or use any written, visual, graphic, electronic, magnetic, or computer media, or other materials containing such confidential information. PHMD acknowledges and agrees that such confidential information is valuable enough to give PRI and/or any of its affiliated entities, clients or suppliers a competitive advantage over those who do not use the information or know of it, that such information is to be maintained as secret and confidential, and that such information is not readily ascertainable. Excluded from confidential information and trade secrets are any instances of such information or secrets which have become known or knowable in the public domain through no breach or default hereof by PHMD. Accordingly, PHMD agrees that it shall take all reasonable steps necessary, and all steps reasonably requested by PRI, to ensure that all such confidential information is kept secret and confidential for the sole use and benefit of PRI. The obligations of this Section 7(e)(iv) shall continue for six (6) years after the Closing Date.

(v) Reliance.  The parties hereto acknowledge and agree that: (1) PRI has undertaken substantial obligations and has entered into valuable contracts and agreements and paid good, valuable, and substantial consideration to PHMD for and in consideration of PHMD’s compliance with the terms, conditions, and restrictions set forth in this noncompetition provision, (2) PRI has relied on the representations and agreements of PHMD (i.e., that it would enter into and abide by the terms of this noncompetition provision) in connection with PRI’s execution and performance of this Agreement, and (3) PRI would not have entered into this Agreement or paid consideration under this Agreement to and for the benefit of PHMD but for the agreement of PHMD to enter into this noncompetition provision and abide by its terms and conditions.

(vi) Equitable Relief.  It is expressly agreed by and between the parties to this Agreement that the subject matter of this Agreement is unique and that the failure of PHMD to comply with the obligations and/or covenants contained in this noncompetition provision constitutes irreparable injury if not fully and completely performed; accordingly, any party seeking to enforce the terms and covenants contained herein shall be entitled to the equitable relief of specific performance and/or such other equitable relief as decreed and/or ordered by a court of competent jurisdiction.

            (f)           Letter to Customers.  At the request of PRI, PHMD agrees to send, within two (2) days after the Closing Date hereof, a first-class letter to its Division customers announcing the transfer of the surgical services business to PRI.  Such letter shall be in the form set forth in Schedule 7(f), drafted by PRI and  attached hereto.

            (g)           Recommendation to Employees. (i) PHMD shall recommend to the employees of the Division that they accept employment from PRI, and enter into PRI’s standard non-compete agreement. PHMD will endorse to its employees working in the Division that they remain in the employ of PRI. It is PRI’s intention that such employees should enter into new at-will employment agreements (including non-competition provisions) conforming to the standard that PRI uses and substantially equivalent to the standard PHMD uses, as set forth in Schedule 7(g).  (ii) PHMD will further settle on Stewart Jaffe, its manager of the Division, a termination package as described in confidential Schedule 1(b), in settlement and cancellation of all obligations owing by PHMD to Mr. Jaffe.   No severance or other separation payment will be made to any Division employee by PHMD.

            (h)           Assignment of Leases. PHMD will assign to PRI, and PRI will accept, the Real Property Leases for locations at which PHMD maintains offices for the Division and which are set forth in Schedule 5.6, and will assign therewith its rights in any security deposits, for which deposits PRI will reimburse PHMD at Closing.

            (i)           Conduct in Ordinary Course.  With reference to the Division, PHMD shall not enter into any transaction other than in the normal, regular and customary course of business pending the Closing.

            (j)           Maintain Relations; Customer Inquiries.  PHMD shall use its best efforts to keep available to PHMD the employees of PHMD with knowledge of the Acquired Assets and to preserve the current relationships of PHMD with vendors, suppliers, customers, landlords and other persons having business relationships with it. PHMD will forward to PRI all service inquiries received after Closing and until December 31, 2008.

            (k)           Maintenance of Property.  PHMD has maintained the properties in the Division in working order and reasonable repair, according to the Division’s standard maintenance schedules, and has performed in an up to date manner all necessary preventive maintenance on such property. PHMD shall transfer to PRI all manufacturer’s warranties on the equipment in its possession and in force, as set forth on Schedule 7(k).

            (l)           Transition. In the 30 days following Closing, PHMD will, at PRI’s request, act as PRI’s agent for such designated items as billing, collection, payroll and the like, to the end that the transition over to PRI of day-to-day operations of the Division may be smooth. In addition, PHMD agrees to continue the medical coverages for the employees of the Division who become employees of PRI, for 60 days after Closing, at the expense of PRI, for which PRI will reimburse PHMD within 5 days of invoice from PHMD of such expense. After the thirty-day transition period, PRI will be responsible for all such day-to-day operations.

(m)           Taxes. Each party shall bear and pay in a timely manner all taxes resulting from or payable in connection with the sale of the Acquired Assets and the assumption of any assumed liabilities pursuant to this Agreement, in accordance with applicable legal requirements.

(n)           Assistance in Proceedings. PHMD will, at PRI’s expense, cooperate with PRI and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records (except for such records as may enjoy privilege from such disclosure) in connection with, any proceeding involving or relating to any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or after the Closing Date involving the Division, and if before the Closing Date, then at PHMD’s own expense.

(o) Customer and Other Business Relationships. After the Closing, PHMD will, with reasonable commercial efforts, cooperate with PRI in its efforts to continue and maintain for the benefit of PRI those business relationships of PHMD existing prior to the Closing Date and related to the business of the Division, as to be operated by PRI after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others.

(p)  SEC Compliance. For the purpose of complying with SEC Rules and Regulations for Form 8-K and Regulation S-X, PHMD shall provide PRI with  its management reports for the Division for the year ended December 31, 2007 and unaudited interim management reports for 2008 through the Closing Date. PRI and PHMD shall cooperate, as described in Section 5.3, to procure audited Financial Statements. PRI shall maintain such management reports as confidential information.

(q)  Payroll Liability. PHMD is and shall remain fully responsible for any obligation, responsibility or liability, whether contractual or statutory, arising out of the termination of its employees, with regard to their employment with PHMD for the period of time up until the Closing including without limitation, any liability or obligation with respect to wages, bonuses, health care plans, employee benefit plans or vacation pay or any other compensation arrangement whatsoever which are from or relate to any individual’s employment with PHMD.

8.                           Agreements of PRI.  PRI covenants and agrees with PHMD as follows:

            (a)           Accounts Receivable. PRI shall use its diligent efforts, as described in Schedule 1(a)(i), to collect the accounts receivable purchased under Section 1(a)(i).

            (b)           Discharge of Liabilities.  After the Closing Date, PRI hereby agrees to pay, perform and discharge, as and when due all of liabilities (including without limitation employee and other workplace claims, environmental claims, vendor claims, customer claims or patient claims) arising out of or relating to the Division caused by events occurring on or after the Closing Date.

            (c)           Insurance.  PRI shall obtain and maintain at least $3 million of liability insurance covering its responsibilities with respect to the Acquired Assets after the Closing Date.

            (d)           Agreement Not to Compete, Interfere or Solicit. PRI promises to PHMD that it will not, for three (3) years from the Closing Date, interfere in the contracts of PHMD’s Surgical Products Segment, nor solicit  vendors, employees, agents or customers of that Segment to cease to do business with it, except in the normal course of PRI’s business.

            (e)           Use of Labels.  PRI agrees that any labels, product brochures, data sheets and other such materials transferred by PHMD pursuant to Section 1(b) hereof may be used by PRI only until December 31, 2008.

            (f)           Use of PHMD Trademarks.  For as long as PRI shall use PHMD’s trademarks “SIS™” and “PhotoMedex® Surgical Services™”, PRI shall comply with all requirements of law, use PHMD’s products, and other third-party vendors’ products, if used in the Division, in accordance with the Instructions for Use of those products, and will train its employees in the use of, and maintain, the Acquired Assets in a manner consistent with its own existing training and maintenance standards.

9.                           Further Assurances.  If at any time hereafter any further assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record in PRI the title to any of the Acquired Assets, or to confirm the assumption by PRI of any liability or obligation of PHMD assumed hereunder, or otherwise to carry out the provisions hereof, the proper officers of PHMD or of PRI, as the case may be, shall execute and deliver any and all proper deeds, assignments, instruments of assumption, powers of attorney and assurances in law, and do all things necessary or proper to vest, perfect or confirm title to such property or rights in PRI or PHMD or to confirm the assumption by PRI of any such liability or obligation of PHMD, as the case may be, and otherwise to carry out the provisions hereof.

10.                           Survival of Representations and Warranties.  The parties hereto agree that the representations and warranties contained herein shall survive the execution and delivery of this Agreement for a period of 18 months, irrespective of any investigation made by or on behalf of either of the parties hereto. Notwithstanding the foregoing, the representations and warranties made in Section 7 shall not be limited to such 18-month period.

11.                           Indemnification

(a) Indemnification by PRI. PRI agrees to indemnify and hold PHMD and its successors and assigns harmless from and against:

i)           Any and all claimed liabilities and obligations of PHMD which were assumed by PRI hereunder and which arose after the Closing;

(ii)           Any and all loss, liability, damage or deficiency resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of PRI under the terms of this Agreement or any document or instrument executed by PRI in connection herewith; provided however, that PRI shall have been given thirty (30) days written notice of any breach or non-fulfillment and shall have failed to cure such breach or non-fulfillment within such thirty-day period; and

(iii)           Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses incident to the foregoing.

                      (b)           Indemnification by PHMD.  PHMD agrees to indemnify and hold PRI, its representatives, shareholders, related companies, and its successor and assigns harmless from and against:

(i)           Any and all liabilities and obligations of PHMD or claimed liabilities and obligations of PHMD which are not specifically assumed by PRI hereunder and which arose before the Closing and relate to the Division;

(ii)    Any and all loss, liability, damage or deficiency resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of PHMD under the terms of this Agreement or any document or instrument delivered by PHMD in connection herewith, including product liability claims arising and accruing from events prior to the Closing Date; provided however that PHMD shall have been given sixty (60) days written notice of any breach or non-fulfillment and shall have failed to cure such breach or non-fulfillment within such sixty-day period; and

(iii)           All actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses incident to the foregoing.

(c)           Other Limitations on Indemnification. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted at any time before the Closing Date with respect to the Division, or any knowledge acquired (or capable of being acquired) from such investigation , except as the same may have been disclosed in this Agreement or the Schedules thereto or except as the same may have been waived. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such  representations, warranties, covenants and obligations, provided the retention of any such remedy is notified to the other party in writing within 60 days of the waiver of such condition, performance or compliance, during which thirty-day period the waiving party shall investigate whether such remedy is susceptible to indemnification hereunder.

(d) Notice of Claim and Defense.

              (i)           A party hereto  shall give prompt written notice to the other party of any claim requiring indemnification by the other party,  and in any case shall give such notice no later than 60 days of first learning of such claim.

            (ii)           A party hereto from which indemnification is sought hereunder shall have the right, but not the obligation, to control the defense of any such claim involving the potential for indemnification of the other party.    If a party hereto chooses not to control such defense, then the other party shall be entitled to ensure the appropriate defense of such action and may determine whether to enter a settlement agreement.

                                (iii)           Where each party claims indemnification from the other party out of the same incident or occurrence, then PHMD shall have the first right under Section 11(d)(ii) to control the defense of such action.

12.                      Brokerage.  Each party hereby represents to the other party that such party has not made any agreement or taken any other action that might cause anyone to become entitled to a commission or brokerage fee as a result of the transactions contemplated hereby, except that PHMD has engaged Fairmount Partners as its advisor, and PHMD shall be solely responsible for any fees owing to Fairmount Partners.  PRI shall indemnify and hold PHMD harmless against any and all claims, losses, liabilities or expenses asserted against PHMD as a result of PRI’s dealings, arrangements or agreements with any such broker or person; and PHMD shall indemnify and hold PRI harmless against any and all claims, losses, liabilities or expenses asserted against PRI as a result of the dealings, arrangements or agreements of PHMD with any such broker or person.

13.                      Miscellaneous. The parties further agree as follows:

(a)           Expenses.  Each of the parties hereto shall pay all of its own legal and other fees, costs and expenses in connection herewith.

(b)           Parties in Interest.  This Agreement shall inure solely to the benefit of and shall be binding upon the parties and their successors and assigns.

(c)           Governing Law. The terms of this Agreement shall be governed by, and interpreted and construed in accordance with the provisions of, the law of the State of New York, without giving effect to any choice of law provisions. The parties hereto consent to the jurisdiction of the courts, State and Federal, situate in the State of New York.

(d)           Captions; Counterparts.  (i) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision hereof. (ii) This Agreement may be executed in any number of counterparts, each of which, when so executed, shall constitute an original copy hereof.

(e)           Arbitration. Any dispute or controversy arising out of or in relation to this Agreement hereof shall be determined and settled solely and exclusively by arbitration in New York, New York, and in accordance with the Commercial Rules of the American Arbitration Association then in effect, by a panel of 3 arbitrators, and judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.  Each of the parties hereto hereby consents to the personal jurisdiction of such forum for the purposes of this Agreement.   The arbitration and the parties’ agreement therefor shall be deemed to be self-executing, and if either party fails to appear at a properly noticed arbitration proceeding, an award may be entered against such party despite such failure to appear.

                           (f)           Public Announcements; Public Filings.  (i) PHMD and PRI shall use their best efforts to agree upon the form and content of a press release or public announcement of the execution of this Agreement as promptly as practicable after execution hereof to the extent the parties have not already reached such agreement by the Closing Date.  Notwithstanding the foregoing, PRI, on behalf of Emergent Group, Inc, its parent company which is a public company, and PHMD agree not to make any such announcement without prior consent to the form and content thereof by the other party; PRI acknowledges that PHMD, as a public company, will be required to and may make such an announcement without the prior consent of PRI in the event the parties are unable to reach agreement on the form and content thereof within a reasonable period of time after the execution hereof, and PHMD acknowledges the same to PRI with respect to any such obligations that its parent company may have; (ii) Neither PHMD nor Emergent Group, Inc. shall be prohibited by this Agreement from fulfilling its duties to make appropriate public disclosure of the transactions under this Agreement, and of the Agreement itself, to the Securities and Exchange Commission; (iii) Otherwise, PRI and PHMD will not, and each will direct that its respective representatives will not, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of any of the confidential terms, conditions or other aspects of the transaction set forth in this Agreement, unless directed to do so by the Securities and Exchange Commission or unless advised to do so by the outside securities counsel of such party.  If a party is required by law to make any such disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made. [DW: see Sec. 2(d) Closing, above, for announcements to be made on Monday, 8/4/08]

            (g)           Force Majeure.  In the event that the performance by any party hereto of its obligations hereunder shall be interrupted or delayed by any occurrence not occasioned by the conduct of either party hereto, whether such occurrence be an act of God or the common enemy or the result of war, riot, civil commotion or sovereign conduct, then the party whose performance is so delayed or interrupted shall be excused from such performance for such period of time as is reasonably necessary after the occurrence to remedy the effects thereof, but in no event shall such excused time exceed 180 days.

            (h)           Severability.  In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any legal requirement, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

            (i)           Notices.  Any notice, request, instruction or other document to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, addressed as follows:

To PRI:
PRI Medical Technologies, Inc.
10939 Pendleton Street
Sun Valley, CA 91352
Attention:  President

with a copies to:
PRI Medical Technologies, Inc.
145 Huguenot Street, Suite 405
New Rochelle, NY 10801
Attn: Bruce Haber

Levy, Ehrlich & Petriello
60 Park Road, Suite 1016
Newark, NJ 07102
Attn: Alan Ehrlich

To PHMD:
PhotoMedex, Inc.
147 Keystone Drive
Montgomeryville, PA 18936
Attention:  President

with a copy to:
Morgan Lewis & Bockius, LLP
1701 Market Street
Philadelphia, PA  19103
Attention: Stephen M. Goodman

Any party may from time to time change its address for purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the parties to be charged therewith.

(j)           Prior Agreements; Modifications.  This Agreement shall supersede all prior agreements, documents or other instruments with respect to the matters covered hereby.  This Agreement may be amended only by an instrument in writing, duly signed by or on behalf of the parties hereto.

(k)           Enforcement of Agreement. PHMD acknowledges and agrees that PRI would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by PHMD could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which PRI may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

(l)           Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a continuing waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

IN WITNESS WHEREOF, each of the parties hereto, intending to be legally bound hereby, has caused this Agreement to be signed in its name by the undersigned thereunto duly authorized, all as of the date first above written.
PRI Medical Technologies, Inc.

Attest:_________________	By:	/s/ Bruce J. Haber
Title: Chairman
Title:

PhotoMedex, Inc.

Attest:_Davis Woodward	By:	/s/ Jeffrey F. O’Donnell
Title: Corporate Counsel		Title: Chief Executive Office

In concurrence and acceptance of the terms of Section 7(e) in his capacity as a private individual:

/s/ Michael R. Stewart	August 1, 2008
Michael R. Stewart	Date